For more information contact:

David C. Burney, Chief Financial Officer

Phone: (716) 805-1599, ext. 159

Fax: (716) 805-1286

Email: dburney@astronics.com

 FOR IMMEDIATE RELEASE

Astronics Reports Fourth Quarter and Year End 2003 Results

EAST AURORA, NY, January 29, 2004 -- Astronics Corporation (Nasdaq: ATRO), a leader in advanced, high performance lighting and electronics systems for the global aerospace and defense industry, today announced results for the quarter and year ended December 31, 2003.

Net sales for the fourth quarter 2003 were $8.3 million compared with $8.8 million for the same period last year, a 6% decline. Improved sales of $0.2 million to the business jet and commercial transport markets helped to somewhat offset the $0.5 million decline from the completion of the program for retrofitting the F-16 with night vision lighting systems in early 2003 and slightly lower sales to the military for spare parts. On a sequential basis, sales for the fourth quarter were up $0.7 million, or 9%, when compared with the third quarter of 2003 as a result of improved government spares purchases and improved sales to the commercial transport market.

By market, in the fourth quarter of 2003 Military sales were $4.2 million compared with $4.3 million in the same period of 2002 excluding the F-16 program. The fourth quarter of 2003 had no sales associated with the F-16 night vision retrofit program for the U.S. Air Force, whereas the same period in 2002 had $0.5 million in sales for that program. Sales to the Commercial Transport market were $1.8 million, up 10% compared with the same period in 2002. Sales to the Business Jet market were $2.0 million in the fourth quarter for both 2003 and 2002.

Income from continuing operations for the fourth quarter 2003 was $542 thousand, or $.07 on a diluted per share basis. This compares with income from continuing operations of $605 thousand and $.08 per diluted share in the fourth quarter of 2002. Income from continuing operations in the fourth quarter of 2003 benefited from $414 thousand in pre-tax adjustments for bonuses, executive compensation, and profit sharing that had been accrued through the year, but will not be paid.

For the full year 2003, net sales were $33.2 million, down from $42.9 million in 2002 which included $10.1 million in sales associated with the F-16 program. Excluding the F-16 program from both periods, net sales in 2003 were $32.5 million, relatively flat when compared with $32.9 million in 2002. Income from continuing operations was $782 thousand in 2003 and on a diluted per share basis was $.10. For 2002, income from continuing operations was $4.0 million and $.49 on a diluted per share basis. The decline in income from continuing operations in 2003 is attributed to the completion of the F-16 program. Results were also affected by approximately $750 thousand in incremental net development costs for new products. Net development costs exclude non-recurring engineering expenses which are covered by revenue from customers.

Peter Gundermann, President and CEO commented, "We believe that despite the condition of the aircraft production market and the completion of the F-16 program that our strategy to increase the content we provide on aircraft in all markets we serve is proving itself. ." He went on to say, "For 2004, we are planning on moderate revenue growth of 2-5% with upside potential should the economy continue to improve and demand for aircraft strengthen. Sales in 2004 will begin to reflect a small part of the wins that we announced last year. We will continue to invest in development of new products and programs as we transition from a supplier of lighting components to an integrator of aircraft lighting systems. "

By market, sales in 2003 to the Military excluding the F-16 program were $16.5 million, down from $16.8 million in the prior year. The Commercial Transport market had net sales of $6.5 million, relatively flat with sales of $6.6 million in 2002. The Business Jet market in 2003 realized an increase in sales of 4% to $8.2 million when compared with sales of $7.9 million in 2002.

Mr. Gundermann noted," We are excited about the number of business jet and commercial transport projects that we are discussing with customers. In addition our improved bookings and building backlog indicates a strengthening of orders from our customers and, to some degree, the impact of the program wins that we have announced."

Bookings, or orders received, in 2003 were $34.7 million, up 5.5% from $32.9 million in 2002. Backlog, or firm purchase orders for production, was up 9% to $18.7 million at the end of the year from $17.2 million at the end of 2002.

Current and prior period results reflect Astronics' former subsidiary MOD-PAC CORP. (NASDAQ: MPAC) as a discontinued operation. The printing and packaging business segment was spun-off and became a separately traded NASDAQ company on March 14, 2003. Results of MOD-PAC through March 14, 2003 are reflected as discontinued operations. Also included in discontinued operations is the Electroluminescent Lamp Business Group, which as previously announced on December 5, 2002, was deemed a non-strategic line of business.

Investors' Conference Call

Astronics will host its 2003 Earnings teleconference and webcast today at 11:00 a.m. ET. The teleconference can be accessed at Astronics' website: http://www.astronics.com or by dialing (303) 262-2142 about 5 to 10 minutes prior to the call.

An archive of the webcast will also be available at www/astronics.com for approximately 60 days. A recording of the call will be available commencing one hour after the conclusion of the call through Thursday, February 5, 2003. The replay number can be heard by calling (303) 590-3000 and entering pass code 566984#.

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a manufacturer of specialized lighting and electronics for the cockpit, cabin and exteriors of military, commercial transport and private business jet aircraft. A major lighting and electronics supplier to the aircraft industry, its strategy is to expand from a components and subsystems supplier to an aircraft lighting systems integrator, increasing the value and content it provides to various aircraft platforms. Luminescent Systems Inc. is Astronics' primary operating subsidiary which produces its aerospace and defense products.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially than those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company's ability to execute its strategy, the impact of the economy, the likelihood that revenue projections can be achieved, and the state of the aerospace industry, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

TABLES FOLLOW.

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(in thousands, except for share data)

	Three Months Ended			Year Ended

	12/31/2003		12/31/2002	12/31/2003	12/31/2002

Original F-16 NVIS program sales	$		$465	$730	$10,074
All other net sales		8,327	8,290	32,452	32,866

Net Sales		$8,327	$8,755	$33,182	$42,940

Cost of products sold		$6,502	$6,666	$26,439	$30,691
Selling, general and administrative expenses and interest		1,174	1,173	5,694	5,834
Income from continuing operations before taxes		651	916	1,049	6,415
Income taxes		109	311	267	2,368
Income from continuing operations		542	605	782	4,047
Income (loss) from discontinued operations		19	(24)	331	506
Net Income		$561	$581	$1,113	$4,553

Basic Earnings (loss) per share:
Continuing operations		$0.07	$0.08	$0.10	$0.51
Discontinued operations		0.00	(0.01)	0.04	0.06
Net Income		$0.07	$0.07	$0.14	$0.57

Diluted Earnings (loss) per share:
Continuing operations		$0.07	$0.08	$0.10	$0.49
Discontinued operations		0.00	(0.01)	0.04	0.06
Net Income		$0.07	$0.07	$0.14	$0.55
Weighted average diluted shares outstanding		7,788	8,011	7,815	8,208

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

  (in thousands)

	12/31/2003	12/31/2002

ASSETS::
Cash	$11,808	$7,722
Accounts Receivable	4,383	4,745
Inventories	5,707	6,139
Prepaid expenses	1,378	434
Due from MOD-PAC CORP	.00	4,751
Property, Plant and Equipment, net	15,119	15,663
Net long-term assets of Discontinued Operations	-	20,742
Other assets	7,079	7,153

	$45,474	$67,349

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$4,354	$5,007
Net current liabilities of discontinued operations.	155	1,034
Long-term debt	12,482	13,110
Net Long-term liabilities of Discontinued Operations	397	-
Other liabilities	5,146	5,259
Shareholders' equity	22,940	42,939

	$45,474	$67,349